Exhibit 99.1

ACHILLION RECEIVES NOTICE FROM NASDAQ

New Haven, Conn. (November 17, 2009) — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported that it received notification from the NASDAQ Listings Qualification Department that the Company’s stockholders’ equity of $7,214,000, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 that it filed with the Securities and Exchange Commission, does not comply with the minimum stockholders’ equity requirement of $10,000,000 for continued listing on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(b)(1)(A).

Given the Company’s shareholders’ equity level has fallen below the minimum stockholders’ Equity Standard, the Listing Qualifications Staff is reviewing the Company’s eligibility for continued listing on The NASDAQ Global Market. The Company may also satisfy compliance by meeting the requirements of the Market Value Standard or the Asset/Revenue Standard.

To facilitate the review, the Company expects to provide to the Listing Qualifications Staff a definitive plan to achieve and sustain compliance with NASDAQ Global Market listing requirements. If, after the conclusion of its review process, the Listing Qualifications Staff determines that the Company has not presented a definitive plan that is adequate, the Staff will provide written notice to the Company that its common stock will be delisted from The NASDAQ Global Market. In such event, the Company may appeal the Staff’s decisions to a NASDAQ Listing Qualifications Panel. Alternatively, the Company could apply to transfer its listing from The NASDAQ Global Market to The NASDAQ Capital Market, if it meets all requirements for continued listing on that market.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – hepatitis, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000. ACHN-G

Company Contact:	Investors:

Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com
Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com